UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2014

CareTrust REIT, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-36181	46-3999490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

905 Calle Amanecer, Suite 300, San Clemente, CA	92673
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (949) 542-3130

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.

On December 10, 2014, the Company completed the payment of its previously announced special dividend (the “Special Dividend”) of $132.0 million (approximately $5.88 per share).  The Company paid the Special Dividend through the issuance of an aggregate of 8,974,324 shares of its common stock, and the payment of an aggregate of $33.0 million in cash.  The Special Dividend was paid to stockholders of record as of the close of business on October 31, 2014.  Stockholders had an opportunity to elect to receive the special dividend in the form of cash or additional shares of common stock, subject to the requirement that the aggregate amount of cash distributed to all stockholders equal $33.0 million (plus any cash paid in lieu of issuing fractional shares).  Stockholders who elected to receive payment in cash received approximately $2.07 per share in cash and the remainder in shares of common stock.  All other stockholders were paid only in shares of common stock.  The Company issued a press release on December 10, 2014 announcing the completion of the Special Dividend, a copy of which is furnished as Exhibit 99.1 to this Current Report.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

The following exhibits are furnished with this report:

Exhibit Number	Description
99.1	Press Release, dated December 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 10, 2014	CARETRUST REIT, INC.

	By:	/s/ Gregory K. Stapley
Gregory K. Stapley
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated December 10, 2014.